Exhibit 97

HEXCEL CORPORATION
MANDATORY CLAWBACK POLICY

1. Introduction; Scope

The Board of Directors (the “Board”) of Hexcel Corporation (the “Company”) believes that it is an essential governance principle and in the best interests of the Company, its stockholders and employees to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this clawback policy (this “Policy”), which provides for the mandatory recovery of Incentive-Based Compensation from Executive Officers (each as defined below), and is intended to be interpreted and applied in a manner consistent with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including the listing requirements of the New York Stock Exchange (the “Exchange”, and collectively, the “Applicable Section 10D Requirements”). “Executive Officers” for purposes of this Policy are those persons currently or previously employed by the Company and designated as an executive officer by the Board unless otherwise required pursuant to Applicable Section 10D Requirements.

2. Incentive-Based Compensation

For purposes of this Policy, “Incentive-Based Compensation” means any cash or equity award that is granted, earned or vested based in whole or in part on the attainment of Financial Reporting Measures. “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measures are presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission. Financial Reporting Measures include stock price and total shareholder return. Service-based awards (including service-based stock options and other equity awards) that vest solely on the passage of time are not Incentive-Based Compensation under this Policy.

3. Accounting Restatement

In the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements, or (ii) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), the Board shall cause the Company to promptly recover, to the fullest extent permitted under applicable law (and subject to the exceptions set forth below), any erroneously awarded Incentive-Based Compensation received by each Executive Officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such an Accounting Restatement (including, where required under Applicable Section 10D Requirements, any transition period resulting from a change in the Company’s fiscal year). Any Accounting Restatement exempt under Applicable Section 10D Requirements is also exempt from this Section 3.

The date on which an Accounting Restatement is required to be prepared shall be the earlier of (i) the date that the Board (or committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement. Also, compensation is “received” for these purposes in the fiscal period in which the Financial Reporting Measure is attained, even if the compensation is not actually paid until a later date and even if the compensation is subject to further service-based vesting conditions after such period ends.

Awards granted before a person became an Executive Officer are covered if the person became an Executive Officer at any time during the performance period applicable to the award. However, awards with a performance period that ends before a person becomes an Executive Officer, or that starts after a person ceases to be an Executive Officer, are not subject to this Section 3.

4. Amount Subject to Recovery

The amount to be recovered from an Executive Officer pursuant to this Policy in the event of an Accounting Restatement shall equal the amount of Incentive-Based Compensation received by the Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid, plus, as and to the extent determined by the Board in its discretion, interest or earnings thereon (which may include, without limitation, interest at a default rate as determined by the Board in the event of an Executive Officer’s failure to timely repay any erroneously awarded Incentive-Based Compensation for which a demand for repayment has been made by the Company pursuant to this Policy).

Where the amount of erroneously awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement (as in the case of Incentive-Based Compensation based on stock price or total shareholder return), the Board shall determine such amount based on a reasonable estimate of the effect of the Accounting Restatement on the applicable Financial Reporting Measure, and the Board shall maintain documentation of any such estimate and provide such documentation to the Exchange.

5. Exceptions to Recovery

Notwithstanding anything herein to the contrary, the Company need not recover erroneously awarded Incentive-Based Compensation from an Executive Officer to the extent that the Board determines that such recovery would be impracticable and any one of the following applies:

a. The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (determined by the Board after making and documenting a reasonable attempt to recover such erroneously awarded compensation, and providing documentation to the Exchange of such reasonable attempt to recover the compensation); or

b. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder; or

c. Recovery would violate home country law where that law was adopted prior to November 28, 2022 (determined by the Board after the Company has obtained an opinion of home country counsel acceptable to the Exchange, that recovery would result in such a violation, and such opinion is provided to the Exchange).

6. Recovery of Incentive-Based Compensation

The Incentive-Based Compensation to be recovered will be determined without regard to any taxes paid by the Executive Officer. Any amount the Chief Executive Officer (CEO) or Chief Financial Officer (CFO) reimburses the Company pursuant to Section 304 of the Sarbanes-Oxley Act for recovery of the same Incentive-Based Compensation will reduce the amount recoverable under this Policy. The Board will determine, in its absolute discretion and taking into account the applicable facts and circumstances, the method or methods for recovering any erroneously awarded Incentive-Based Compensation hereunder, which method(s) need not be applied on a consistent basis; provided in any case that any such method provides for reasonably prompt recovery and otherwise complies with any requirements of the Exchange and applicable law. By way of example and not in limitation of the foregoing, methods of recovery that the Board, in its discretion, may determine to use under this Policy may include, to the extent permitted by applicable law (including, without limitation, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)), one or more of the following methods (which rights shall be cumulative and not exclusive):

a. Seeking reimbursement of cash;

b. Seeking recovery of any gain realized on the vesting, exercise or settlement of any equity-based awards, or on the sale or disposition of shares of common stock resulting from equity awards (less any exercise price paid);

c. Offsetting the recovery amount from any payments otherwise due from the Company currently or at a later time;

d. Cancelling outstanding vested or unvested equity or cash awards; and/or

e. Taking any other remedial and recovery action permitted by law.

To the fullest extent permitted by applicable law (including, without limitation, Section 409A), the Board may, in its sole discretion, delay the vesting or payment of any compensation otherwise payable to an Executive Officer to provide a reasonable period of time to conduct or complete an investigation into whether this Policy is applicable, and if so, how it should be enforced, under the circumstances.

7. No Indemnification

Notwithstanding the terms of any agreement, policy or governing document of the Company to the contrary, the Company shall not indemnify any Executive Officer against (a) the loss of any erroneously awarded Incentive-Based Compensation, or (b) any claim relating to the Company’s enforcement of its rights under this Policy. By signing the Acknowledgement Agreement (defined below), each Executive Officer irrevocably agrees never to institute any claim against the Company or any subsidiary, knowingly and voluntarily waives his or her ability, if any, to bring any such claim, and releases the Company and any subsidiary from any such claim, for indemnification with respect to any expenses (including attorneys’ fees), judgments or amounts of compensation paid or forfeited by the Executive Officer in connection with the application or enforcement of this Policy; and if, notwithstanding the foregoing, any such claim for indemnification is allowed by a court of competent jurisdiction, then, the Executive Officer shall be deemed irrevocably to have agreed not to pursue such claim and hereby agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

8. Interpretation

This Policy shall be administered by the independent members of the Board, who shall act after taking into consideration the recommendations of the Compensation Committee. The Board, acting through its independent members, in its sole discretion will interpret and construe this Policy and make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determination made by the independent members of the Board, including interpretations of this Policy and its application, shall be final and binding and enforceable against Executive Officers and their beneficiaries, heirs, executors, administrators and other legal representatives.

Unless otherwise required by law, the Board, in its discretion, is not required to apply this Policy identically to each Executive Officer who may be subject to recovery hereunder even in the same or similar circumstances.

9. Policy Not Exclusive

The Board intends that this Policy will be applied to the fullest extent permitted by law. The Board, in its discretion, may require that any employment, severance, incentive compensation, post-termination, or other agreement or arrangement entered into, amended, extended or renewed, on or after the Effective Date (defined below) shall, as a condition to the grant or continuation of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy as then-existing or as may be amended. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company now or hereafter, and other than amounts in respect of the same compensation paid by the CEO or CFO in disgorgement to the Company under Section 304 of the Sarbanes-Oxley Act, recovery is not subject to diminishment by virtue of remedies imposed by law enforcement agencies, regulators or other authorities on an Executive Officer. The repayment or forfeiture of Incentive-Based Compensation or other amounts pursuant to this Policy shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other remedies available to the Company (including, without limitation, the exercise of any rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy (including the Hexcel Corporation Discretionary Clawback Policy), employment agreement, equity plan or award agreement). Notwithstanding the foregoing, in the event that both this Policy and the Hexcel Corporation Discretionary Clawback Policy apply with respect to the recovery or forfeiture of the same Incentive-Based Compensation, the terms of this Policy shall be applied first before applying the Hexcel Corporation Discretionary Clawback Policy.

10. Governing Law; Exclusive Forum

To the extent not preempted by federal law, this Policy shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles. Notwithstanding any dispute resolution policy maintained by the Company or any subsidiary to the contrary, any action directly or indirectly arising out of or related to this Policy may be brought only in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”). Solely with respect to any such action, the Company and each Executive Officer (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Notwithstanding the existence of any other dispute between the Company and an Executive Officer, the governing law and choice of forum for any action directly or indirectly arising out of or related to this Policy shall be governed exclusively by the terms of this Policy, and to the extent necessary to comply with this Policy, any action directly or indirectly arising out of or related to this Policy shall be severed from any other dispute between the Company and an Executive Officer. For avoidance of doubt, no action directly or indirectly arising out of or related to this Policy may be brought in any forum other than the Chosen Courts.

11. Severability; Waiver

If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. The waiver by the Company or the Board with respect to compliance of any provision of this Policy by an Executive Officer shall not operate or be construed as a waiver of any other provision of this Policy, or of any subsequent acts or omissions by an Executive Officer under this Policy.

12. Acknowledgement by Executive Officers

The Board shall require each Executive Officer serving as such on or after the Effective Date (defined below) to sign and return to the Company an acknowledgement agreement in the form attached hereto as Exhibit A (or in such other form as may be prescribed by the Board from time to time) (the “Acknowledgement Agreement”), pursuant to which the Executive Officer will affirmatively agree to be bound by, and to comply with, the terms and conditions of this Policy.

Moreover, any award agreement or other document setting forth the terms and conditions of Incentive-Based Compensation (collectively, a “Covered Agreement”) may include a provision incorporating the terms and conditions of this Policy; provided that the Company’s failure to incorporate this Policy into any Covered Agreement shall not waive the Company’s right to enforce this Policy. In the event of any inconsistency between the provisions of this Policy and the applicable Covered Agreement, the terms of this Policy shall govern, notwithstanding any provision in the Covered Agreement to the contrary.

13. Effective Date

This Policy shall be effective on the date it is adopted by the Board (the “Effective Date”) and applies to all Incentive-Based Compensation that is (a) approved, awarded or granted to an Executive Officer on or after the Effective Date, or (b) received by an Executive Officer on or after the effective date of the listing standards adopted by the Exchange pursuant to Applicable Section 10D Requirements. As of the Effective Date, this Policy supersedes and replaces the Company’s clawback policy that was adopted by the Board on December 8, 2016.

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ACKNOWLEDGEMENT AGREEMENT

HEXCEL CORPORATION
CLAWBACK POLICY

This Acknowledgement Agreement to the Hexcel Corporation Clawback Policy (the “Policy”) is made and entered into as of the date set forth below. Capitalized terms used in this Acknowledgement Agreement, but not otherwise defined in it, shall have the meanings set forth in the Policy.

As an Executive Officer of Hexcel Corporation (the “Company”), I hereby acknowledge the receipt of a copy of the Policy, affirm that I have read and understand the Policy, and agree to be bound by, and to comply with, the terms and conditions of the Policy as in effect from time to time (the terms of which are fully incorporated herein), in each case during my service as an Executive Officer of the Company and thereafter for as long as required under the Policy.

I agree to fully cooperate with the Company in the event it is required to enforce the Policy. In this regard, I agree to repay to the Company fully and promptly, upon demand (in immediately available funds denominated in U.S.

dollars or otherwise as specified by the Company pursuant to the Policy), all amounts of erroneously awarded Incentive-Based Compensation, as may be determined by the Board in its discretion and set out in the Company’s demand for repayment, plus such interest or earnings as may be determined by the Board in its discretion and set out in the Company’s demand for repayment.

I also agree that my obligation to repay the erroneously awarded Incentive-Based Compensation (plus any such interest or earnings) shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim I might otherwise have against the Company. In this regard, I voluntarily, irrevocably and unconditionally waive any objection to, or any claim for damages or loss related to, the Company pursuing any other method of recovery of erroneously awarded Incentive-Based Compensation that is deemed appropriate by the Board in its sole discretion (including, without limitation, the methods of recovery set forth in the Policy)

.

I further acknowledge and agree that in no event shall any of the terms of the Policy, or any action taken the Company to enforce its rights under the Policy, be deemed to constitute “good reason” for purposes of determining any right I may otherwise have to receive any severance or other benefits under any Company plan, policy, agreement or arrangement in connection with the termination of my employment. Further, I acknowledge and agree that the Company’s rights under the Policy are in addition to, and not in lieu of, any other legal remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company.

My execution of this Acknowledgement Agreement is in consideration of, and is a condition to, my opportunity to participate in, and receive future awards under, the Company’s Incentive-Based Compensation programs; provided, however, that nothing in this Acknowledgement Agreement or the Policy shall be deemed to obligate the Company to make any specific Incentive-Based Compensation awards in the future.

(Signature is on the following page)

IN WITNESS WHEREOF, the Executive Officer listed below, intending to be legally bound, consents and agrees to the terms of the Hexcel Corporation Clawback Policy and this Acknowledgement Agreement as of the date set forth below.

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